Exhibit 99.1

Perry Ellis International, Inc. Signs Agreement to Purchase Tropical Sportswear Int’l Corporation’s Assets in Chapter 11 Sale

MIAMI—(BUSINESS WIRE)—Dec. 16, 2004—Perry Ellis International, Inc. (NASDAQ:PERY) announced today that it has entered into an agreement to acquire certain domestic operating assets as well as the outstanding capital stock of the U.K. subsidiary of Tropical Sportswear International (NASDAQ:TSIC) (“TSI”) for approximately $85 million in cash, subject to adjustments for TSI’s accounts receivable and inventories at closing. If approved, the transaction is expected to close during February 2005 and will be funded by proceeds from Perry Ellis International’s senior credit facility.

George Feldenkreis, Chairman and CEO of Perry Ellis International, said, “With this acquisition, we will become a key player in the men’s casual and dress bottoms market, increasing our overall market share and importance in the men’s apparel industry. The combination of our existing bottoms business with that of TSI is expected to result in a combined bottoms business in excess of $350 million. This will further strengthen and diversify our product mix and offer a better balance between our bottoms and tops business. This strategic move is a vital response to the current environment of retailer consolidation. We anticipate that during the first year of operation, the acquisition will provide net sales in excess of $200 million and will be slightly accretive, as we begin to realize the benefits of post integration sourcing and operational synergies.”

Oscar Feldenkreis, President and COO of Perry Ellis International, remarked: “This purchase will strengthen PEI’s profile with our customer base by adding several important names to our branded portfolio, including the highly-recognized Savane(R) and Farah(R) brands. In addition, TSI has a sophisticated planning and logistics group as well as a state of the art distribution center that will enhance our existing bottom’s replenishment business. TSI’s strong presence with several retailers should add significantly to the relationships already in place.”

The sale is subject to approval by the U.S. Bankruptcy Court, including a bankruptcy court supervised auction process, the expiration of applicable Hart-Scott-Rodino waiting periods, and other closing conditions.

The Company’s conference call to discuss the Tropical acquisition will be held on Thursday, December 16, 2004 at 11:30 a.m. Eastern Time, and will be hosted by George Feldenkreis, Chairman and Chief Executive Officer, Oscar Feldenkreis, President and Chief Operating Officer and George Pita, Interim Chief Financial Officer. To access the broadcast, please visit http://www.pery.com. A replay of the broadcast will be available within three hours of the call.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances, including dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear to all major levels of retail distribution. The company, through its wholly owned subsidiaries, owns a portfolio of highly recognized brands including Perry Ellis(R), Jantzen(R), Cubavera(R), Munsingwear(R), John Henry(R), Original Penguin(R), Grand Slam(R), Natural Issue(R), Penguin Sport(R), the Havanera Co.(R), Axis(R), and Tricots St. Raphael(R). The company also licenses trademarks from third parties including Nike(R) and Tommy Hilfiger(R) for swimwear, PING(R) and PGA Tour(R) for golf apparel and Ocean Pacific(R) for men’s sportswear. Additional information on the company is available at http://www.pery.com.

About Tropical Sportswear International

TSI is a designer and marketer of high-quality branded and retailer private branded apparel products that are sold to major retailers in all levels and channels of distribution. Primary product lines feature casual and dress-casual pants, shorts, denim jeans, and woven and knit shirts. Major owned brands include Savane(R), Farah(R), Flyers(R), The Original Khaki Co.(R), Bay to Bay(R), Two Pepper(R), Royal Palm(R), Banana Joe(R), and Authentic Chino Casuals(R). Licensed brands include Bill Blass(R) and Van Heusen(R). Retailer national private brands that we produce include Puritan(R), George(TM), Member’s Mark(R),

Sonoma(R), Croft & Barrow(R), St. John’s Bay(R), Roundtree & Yorke(R), and White Stag(R). TSI distinguishes itself by providing major retailers with comprehensive brand management programs and uses advanced technology to provide retailers with customer, product and market analyses, apparel design, and merchandising consulting and inventory forecasting.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual results of Perry Ellis could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, a significant decrease in business from or loss of any of Perry Ellis’ major customers, the effectiveness of Perry Ellis’ planned advertising, marketing and promotional campaigns, the ability of Perry Ellis to contain costs, disruption in the supply chain, general economic conditions, Perry Ellis’ future capital needs and ability to obtain financing, changes in fashion trends and consumer acceptance of both new designs and newly introduced products, ability to predict consumer preferences, anticipated trends and conditions in Perry Ellis’ industry, including future consolidation, the seasonality of Perry Ellis’ swimwear business, termination or non-renewal of any material license agreements to which Perry Ellis is a party, ability to integrate businesses, trademarks, trade names and licenses, including Salant, the level of consumer spending for apparel and other merchandise, exposure to foreign currency risk, possible disruption in commercial activities due to terrorist activity and armed conflict and other factors, including those set forth in Perry Ellis’ filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. Any forward-looking statements speak only as of the day hereof and Perry Ellis disclaims any intent or obligation to update the same.

CONTACT: Perry Ellis International Inc., MiamiRosemary Trudeau, 305-873-1294

rosemary.trudeau@pery.com

SOURCE: Perry Ellis International, Inc.